EXHIBIT 99.01

Press Release	Source: KMG America Corporation

KMG America Corporation Announces Completion of Initial Public Offering and Completion of Acquisition of Kanawha Insurance Company

Minneapolis, MN, December 21, 2004 – KMG America Corporation (NYSE:KMA) announced today the completion of its initial public offering of 21,735,000 shares of common stock, including 2,835,000 shares sold pursuant to exercise in full by the underwriters of their over-allotment option, at $9.50 per share.  All of the offered shares were newly issued shares of the issuer.  The net proceeds from the sale of these shares, after deducting the underwriting discount and estimated offering expenses, are approximately $191.3 million.  The shares are listed on the New York Stock Exchange under the trading symbol “KMA.”

KMG America Corporation also announced today the completion of its previously announced acquisition of Kanawha Insurance Company, a provider of voluntary life and health insurance products in the southeastern United States.  Kanawha is located in Lancaster, South Carolina.  KMG America is a Minnesota based holding company recently formed to acquire Kanawha and to operate and grow Kanawha’s insurance and other related businesses.

Kenneth U. Kuk, the Chairman, President & Chief Executive Officer of KMG America, said “The successful completion of the IPO and acquisition of Kanawha Insurance Company are important steps in our on-going effort to create a national group and worksite insurance firm.”

Friedman, Billings, Ramsey & Co., Inc. acted as the sole-bookrunner and lead managing underwriter of the offering, and Credit Suisse First Boston and SunTrust Robinson Humphrey are co-managers of the offering.

KMG America was represented in the offering and the Kanawha acquisition by Hunton & Williams LLP, and the underwriters were represented in the offering by Gibson, Dunn & Crutcher LLP.

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This press release shall not constitute an offer to sell or the solicitation of an offer to purchase, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause KMG America Corporation’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to:  implementation of our business strategy; hiring and retaining key employees; predicting and managing claims and other costs;

fluctuations in our investment portfolio; financial strength ratings of our insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.